Exhibit 99.1

 Tel-Instrument Electronics Corp Announces Results for First Quarter


    CARLSTADT, N.J.--(BUSINESS WIRE)--Aug. 16, 2007--Tel-Instrument Electronics Corp today announced its financial results for the three months ended June 30, 2007:

                                               Three Months Ended
                                           ---------------------------
                                           June 30, 2007 June 30, 2006
                                           ------------- -------------
Sales                                       $  3,081,052  $  1,765,051
Net loss before taxes                          (138,839)     (451,546)
Income tax benefit                              (55,465)     (180,392)
Net loss                                    $   (83,374)  $  (271,154)
Net loss per share, diluted                 $     (0.04)  $     (0.12)
Weighted average shares outstanding,
 diluted                                       2,342,581     2,283,256

    For the first quarter ended June 30, 2007, total sales increased 75% to $3,081,052 as compared to the same quarter in the prior year, and the net loss decreased from $271,154 to $83,374 for the same period. This increase in sales is primarily attributed to the following:

    -- In fiscal year 2007, the Company was awarded the AN/ARM-206 Intermediate Level TACAN Test Set (ITATS) contract for $4.4 million for testing, documentation, and the delivery of prototypes. Since this contract has a long duration, revenues under this contract have been recognized on a percentage-of-completion basis. For the first three months of fiscal year 2008, revenues under this contract were approximately $736,000. However, the gross profit of $71K for this contract in the quarter is significantly less than the Company's historical gross profit due to use of an engineering subcontractor, and the competitiveness of the bidding process.

    -- The shipment of T-47N test sets to the Royal Australian Air Force (through the Company's distributor) for approximately $600,000.

    --  Increase in shipments of the TR-220 Multi-Function test set.

    Over the last two calendar years the Company has won competitive awards for two major contracts, CRAFT and ITATS, from the U.S. Navy. These contracts include multi-year production deliveries, commencing late in calendar year 2008, and have an aggregate value of approximately $30 million. The products under these contracts represent cutting edge technology, and should provide Tel with a competitive advantage for years to come.

    Research and development expenditures will continue to remain high for the next several quarters to support the CRAFT program that is expected to be in environmental testing in the fall of 2007. The Company has been able to partially offset some of the research and development expenditures by implementing a Profit Improvement Plan, which resulted in reductions in operating expenses.

    Sales of marine products remained flat for the first quarter of fiscal year 2008 as compared to the same period of the prior year. The Company reduced expenses pursuant to its profit improvement plan, but current sales volume remains inadequate to cover existing expenses. ITI's sales have not grown as expected and the Company is closely monitoring its performance, and is evaluating its future potential.

    While the near-term competitive and economic situation remains difficult for both the avionics and marine system markets, management remains optimistic about the Company's near and long-term prospects. Tel has significantly upgraded its management team and engineering staff over the last several years and the new digital technology incorporated into the AN/USM-708 and AN/ARM-206 units could have applications outside of Tel's traditional avionics business as well as increasing opportunities in traditional markets.

    As a consequence of operating losses, working capital, stockholders' equity, and cash have declined. However, the Company believes that it has adequate liquidity, borrowing resources, and backlog to fund operating plans for the next 12 months, and until deliveries of its new units commence.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Joseph P. Macaluso, 201-933-1600